Exhibit 99.1

LightPath Technologies, Inc. Announces Common Stock Sale

Raises $3.2 Million of Equity Capital

For Immediate Release

(July 26, 2007) ORLANDO, FL LightPath Technologies, Inc. (NASDAQ: LPTH) announced that it has raised gross proceeds of approximately $3.2 million through the sale of 800,000 shares of common stock to certain institutional and private investors at $4.00 per share. LightPath, a leader in optics for laser-based applications, will use the net proceeds from the offering for working capital to promote continued growth of the business in imaging applications with new product development and equipment acquisition and development, including proprietary lens press equipment.

Investors also received warrants for the future purchase of up to 240,000 shares of the Company’s common stock. The warrants are exercisable for a period of 5 years beginning on January 26, 2008 at $5.50 per share. If all of the warrants are ultimately exercised, LightPath will receive additional proceeds in the amount of $1.32 million. First Montauk Securities Corp. acted as exclusive placement agent for the offering.

Neither the shares purchased in this private placement nor the shares issuable upon exercise of the warrants have been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration. The Company has agreed to cause the shares issued in the private placement and the shares issuable upon exercise of the warrants to be registered for resale with the Securities and Exchange Commission. This release does not constitute an offer to sell securities.

Ken Brizel, President & CEO of LightPath, said, “LightPath is now pursuing new opportunities in the imaging market. This capital raise will provide additional resources for manufacturing expansion and development with the necessary working capital to accomplish our objectives. We are pleased that these investors recognize the progress we have made in diversifying our customer base and expanding our product offerings while continuing to improve our profitability and cash flow performance. We continue to be optimistic that our future results will confirm the confidence in our prospects that this investment demonstrates.”

About LightPath: LightPath manufactures optical products including precision molded aspheric optics,

GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq National Market under the stock symbol LPTH.

Contacts:	Ken Brizel, President & CEO or Dorothy Cipolla, CFO
LightPath Technologies, Inc. (407) 382-4003
Internet: www.lightpath.com
Email: inv_rel@lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.